Exhibit 99.1

June 20, 2025

The Transaction Committee of the Board of Directors of

Helix Acquisition Corp. II

200 Clarendon Street

Boston, MA 02116

Re: Registration Statement on Form S-4 of Helix Acquisition Corp. II (the “Registration Statement”)

Members of the Transaction Committee:

Reference is made to our opinion letter, dated February 27, 2025 (the “Opinion”), with respect to the fairness, from a financial point of view, to the Helix Unaffiliated Shareholders (as defined in the Opinion) of Helix Acquisition Corp. II (“Helix”) of the Aggregate Merger Consideration (as defined in the Opinion) to be paid by Helix in the Merger (as defined in the Opinion) pursuant to the Business Combination Agreement by and among Helix, Helix II Merger Sub, Inc., and TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics).

The Opinion is provided for the information and assistance of the Transaction Committee of the Board of Directors of Helix in connection with its consideration of the transaction contemplated therein. We understand that Helix has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the references to our Opinion in the above-referenced Registration Statement on Form S-4 under the captions “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS – Opinion of Lincoln International LLC”, “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL – Background of the Business Combination”, “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL – The Transaction Committee’s and Helix Board’s Reasons for the Approval of the Business Combination”, “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL – Opinion of Lincoln International LLC”, and to the inclusion of the Opinion in the proxy statement/prospectus included in the Registration Statement as Annex M to such proxy statement/prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lincoln International LLC